UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2021

Horizon Global Corporation (Exact Name of Registrant as Specified in Charter)

Delaware	001-37427	47-3574483
_____________________ (State or Other Jurisdiction	_____________ (Commission	______________ (IRS Employer
of Incorporation)	File Number)	Identification No.)

47912 Halyard Drive, Suite 100, Plymouth, Michigan _____________________		48170 ___________ (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(734) 656-3000 _____________

Not Applicable
________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HZN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
On February 2, 2021, Horizon Global Corporation (the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) with Atlantic Park Strategic Capital Fund, L.P. (“Atlantic Park”), as administrative agent and collateral agent, and the lenders party thereto (the “Lenders”). The Term Loan Agreement provides for an initial term loan facility in the aggregate principal amount of $100,000,000 all of which has been borrowed by the Company on the date hereof, and a delayed draw term loan facility in the aggregate principal amount of up to $125,000,000, which may be drawn by the Company in up to three separate borrowings through June 30, 2022. A ticking fee in the amount of 25 basis points per annum will accrue on the undrawn portion of the delayed draw term loan commitments.

A portion of the proceeds received by the Company from the initial borrowings under the Term Loan Agreement were used to repay in full all outstanding debt incurred under the Term Loan Credit Agreement, dated as of June 30, 2015 (the “Existing Term Loan Agreement”), among the Company, as borrower, the lenders party thereto from time to time and Cortland Capital Market Services LLC (as successor to JPMorgan Chase Bank, N.A.), as administrative agent and collateral agent, as amended from time to time. As a result of the repayment of all amounts outstanding under the Existing Term Loan Agreement, it has been terminated and is no longer in effect.

Interest on the term loans under the Term Loan Agreement accrues at the Company’s election at the customary eurocurrency rate plus a margin of 7.50% per annum or at the customary base rate plus a margin of 6.50% per annum. No amortization payments are required under the Term Loan Agreement prior to maturity. Following a one-year no-call period, the Term Loan Agreement provides for a 2.5% call premium for years two through five and no premium thereafter. All outstanding borrowings made under the Term Loan Agreement mature on February 2, 2027. The Term Loan Agreement includes, among other customary affirmative and negative covenants, a maximum total net leverage ratio requirement that commences on March 31, 2023.

All of the indebtedness under the Term Loan Agreement is and will be guaranteed by the Company’s existing and future United States, Canadian and Mexican subsidiaries and certain other foreign subsidiaries and is and will be secured by substantially all of the assets of the Company and such guarantors.

Additionally, on February 2, 2021, the Company entered into the Limited Consent and Third Amendment to Loan and Security Agreement (the “ABL Amendment”) to amend the Loan and Security Agreement, dated as of March 13, 2020 (the “ABL Credit Agreement”), among Horizon Global Americas Inc. and Cequent Towing Products of Canada Ltd., as borrowers, the Company and certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto and Encina Business Credit, LLC, as administrative agent for such lenders, as amended from time to time. The ABL Amendment, among other modifications, permitted the Borrower to enter into the Term Loan Agreement and modified certain covenants and other provisions under the ABL Credit Agreement.

Item 3.02     Unregistered Sales of Equity Securities.

In connection with the entry into the Term Loan Agreement, the Company issued warrants (the “Warrants”) to APSC Holdco II, L.P. to purchase in the aggregate up to 3,905,486 shares of the Company’s common stock (“Common Stock”) with an exercise price of $9.00 per share, subject to adjustment as provided in the Warrants. The Warrants are exercisable at any time prior to February 2, 2026.

The foregoing description of the Warrants is qualified in its entirety by reference to the form of the Warrant, which is attached hereto as Exhibit 4.1.

The offer and sale of the securities described above were made only to “accredited investors” (as defined by Rule 501 under the Securities Act of 1933 (the “Securities Act”)) in reliance upon exemptions from registration under the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and corresponding provisions of state securities laws.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.
The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Form of Warrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GLOBAL CORPORATION

Date:	February 3, 2021	By:	/s/ Jay Goldbaum
		Name:	Jay Goldbaum
		Title:	General Counsel and Corporate Secretary